Exhibit 99.1

Willdan Reports Third Quarter 2011 Financial Results

ANAHEIM, Calif., November 10, 2011 (BUSINESS WIRE) — Willdan Group, Inc. (“Willdan”) (NASDAQ:WLDN), today announced financial results for its third quarter ended September 30, 2011.

For the third quarter of 2011, Willdan reported total contract revenue of $28.6 million and net income of $2.2 million, or $0.29 per share.

Tom Brisbin, Willdan’s Chief Executive Officer, stated: “Our third quarter improvements in revenue and profits demonstrate that the investments we made in key people and technology earlier in the year are paying off. While the California economy remains challenged, we are seeing strength in other markets where we are leveraging our expertise to win new business. We are pleased with our continued progress and on track for a profitable year in 2011.”

Third Quarter 2011 Results

For the third quarter of fiscal 2011, revenue was $28.6 million, up $7.9 million, or 38.1%, from revenue of $20.7 million for the comparable period last year. On a sequential basis, revenue was up $2.8 million, or 10.8%, from the second quarter of fiscal 2011. Income from operations was $2.4 million for the third quarter of fiscal 2011, as compared to income from operations of $1.4 million for the comparable period last year. On a sequential basis, income from operations was up $1.4 million from income from operations of $1.0 million for the second quarter of fiscal 2011.

Net income was $2.2 million for the third quarter of fiscal 2011, as compared to net income of $0.8 million for the comparable period last year and net income of $0.7 million for the second quarter of 2011.

Basic and diluted earnings per share for the third quarter of fiscal 2011 were $0.30 and $0.29, respectively, as compared to basic and diluted earnings per share of $0.11 for the comparable period last year.

Willdan generated $1.5 million in cash flows from operations in the third quarter of fiscal 2011.

Nine Months 2011 Results

For the nine months ended September 30, 2011, revenue was $77.2 million, up $19.1 million, or 33.0%, from revenue of $58.0 million in the comparable period last year. Income from operations was $3.1 million for the nine months ended September 30, 2011 as compared to income from operations of $3.0 million for the comparable period last year. Net income was $2.6 million for the nine months ended September 30, 2011 as compared to net income of $2.4 million for the comparable period last year.

Basic and diluted earnings per share for the nine months ended September 30, 2011 were $0.36 and $0.35, respectively, as compared to basic and diluted earnings per share of $0.34 for the comparable period last year.

Willdan generated $3.1 million in cash flow from operations in the nine months ended September 30, 2011.

	Three Months Ended		Nine Months Ended
In thousands (except per share data)	September 30, 2011	October 1, 2010	September 30, 2011	October 1, 2010
Revenue	$28,605	$20,706	$77,159	$58,024

Income from operations	2,380	1,394	3,054	3,044
Interest income	1	3	5	9
Interest expense	(21)	(11)	(53)	(37)
Other, net	8	(3)	5	17
Income tax expense	203	595	402	595
Net income	$2,165	$788	$2,609	$2,438

Earnings per share:
Basic	$0.30	$0.11	$0.36	$0.34
Diluted	$0.29	$0.11	$0.35	$0.34

Weighted average shares outstanding:

Basic	7,267	7,236	7,258	7,229
Diluted	7,468	7,318	7,478	7,274

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted EBITDA as pre-tax net income plus (minus) net interest expense (income), depreciation and amortization, lease abandonment expense (recovery) and loss (gain) on sale of assets. Willdan’s definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. This measure should be considered in addition to, and not as a substitute for or superior to, other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles, or GAAP, such as net income. Willdan believes Adjusted EBITDA enables management to separate unusual or infrequent income and expense items from its results of operations to provide a more normalized and consistent view of operating performance on a period-to-period basis. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes. Willdan also believes Adjusted EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes from its operational results the impact of certain unusual or infrequent income and expense items, which may facilitate comparison of its results from period to period.

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income as an indicator of operating performance or any other GAAP measure.

Adjusted EBITDA increased $0.1 million to $3.8 million for the nine months ended September 30, 2011 from $3.7 million for the comparable period last year.

The following is a reconciliation of net income to Adjusted EBITDA:

	Nine Months Ended
In thousands	September 30, 2011	October 1, 2010

Net income	$2,609	$2,438
Interest income	(5)	(9)
Interest expense	53	37
Loss (gain) on sale of equipment	1	(17)
Income tax expense	402	595
Depreciation and amortization	733	752
Lease abandonment expense (recovery), net	9	(62)
Adjusted EBITDA	$3,802	$3,734

Liquidity and Capital Resources

Willdan had $8.3 million in cash and cash equivalents at September 30, 2011, compared with $6.6 million at December 31, 2010. Willdan has a $5.0 million bank revolving line of credit, with $2.9 million in outstanding borrowings at the quarter’s end.

Conference Call and Webcast

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Kimberly Gant plan to host a conference call on November 10, 2011 at 5:00 p.m. Eastern/2:00 p.m. Pacific, to further discuss the Company’s financial results.

Interested parties may participate in the conference call by dialing 877-941-0843 (480-629-9819 for international callers).  When prompted, ask for the “Willdan Group, Inc., Third Quarter 2011 Conference Call.”  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events.

The telephonic replay of the conference call may be accessed approximately two hours after the call through November 24, 2011, by dialing 800-406-7325 (303-590-3030 for international callers). The replay access code is 4483424. The webcast replay will be archived for 12 months.

About Willdan Group, Inc.

Founded over 45 years ago, Willdan is a provider of professional technical and consulting services to small and mid-sized public agencies, large public utilities and, to a lesser extent, private industry primarily located in California, New York and Arizona. Willdan provides a broad range of services to clients, including civil engineering and planning, energy efficiency and sustainability, economic and financial consulting, and homeland security and communications and technology. For additional information, visit Willdan’s website at www.willdan.com.

Forward-Looking Statements

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, a slowdown in the local and regional economies of the states where Willdan conducts business and the loss of or inability to hire additional qualified professionals. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s SEC reports including, but not limited to, the Form 10-K annual report for the year ended December 31, 2010 filed on March 29, 2011. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,275,000	$6,642,000
Accounts receivable, net of allowance for doubtful accounts of $810,000 and $959,000 at September 30, 2011 and December 31, 2010, respectively	14,755,000	14,484,000
Costs and estimated earnings in excess of billings on uncompleted contracts	16,418,000	11,343,000
Other receivables	242,000	176,000
Prepaid expenses and other current assets	1,005,000	1,714,000
Total current assets	40,695,000	34,359,000

Equipment and leasehold improvements, net	1,245,000	1,496,000
Goodwill	15,208,000	12,475,000
Other intangible assets, net	59,000	95,000
Other assets	395,000	407,000
Deferred income taxes, net of current portion	622,000	622,000
Total assets	$58,224,000	$49,454,000

Liabilities and Stockholders’ Equity
Current liabilities:
Excess of outstanding checks over bank balance	$989,000	$1,223,000
Borrowings under line of credit	2,920,000	1,000,000
Accounts payable	6,024,000	5,380,000
Accrued liabilities	9,638,000	5,985,000
Billings in excess of costs and estimated earnings on uncompleted contracts	1,156,000	1,041,000
Current portion of notes payable	101,000	90,000
Current portion of capital lease obligations	155,000	173,000
Current portion of deferred income taxes	1,407,000	1,407,000
Total current liabilities	22,390,000	16,299,000

Notes payable, less current portion	95,000	131,000
Capital lease obligations, less current portion	106,000	96,000
Deferred lease obligations	617,000	766,000
Total liabilities	23,208,000	17,292,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized: 7,272,000 and 7,246,000 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	73,000	72,000
Additional paid-in capital	34,009,000	33,765,000
Accumulated earnings (deficit)	934,000	(1,675,000)
Total stockholders’ equity	35,016,000	32,162,000
Total liabilities and stockholders’ equity	$58,224,000	$49,454,000

 WILLDAN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2011	2010	2011	2010

Contract revenue	$28,605,000	$20,706,000	$77,159,000	$58,024,000

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	6,568,000	5,570,000	19,567,000	16,196,000
Subconsultant services	8,825,000	5,433,000	22,618,000	10,912,000
Other direct costs	1,462,000	448,000	3,749,000	3,434,000
Total direct costs of contract revenue	16,855,000	11,451,000	45,934,000	30,542,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	5,381,000	4,093,000	16,245,000	13,019,000
Facilities and facilities related	1,266,000	1,117,000	3,663,000	3,246,000
Stock-based compensation	40,000	52,000	148,000	180,000
Depreciation and amortization	197,000	231,000	683,000	741,000
Lease abandonment (recovery) expense, net	—	(75,000)	9,000	(62,000)
Other	2,486,000	2,443,000	7,423,000	7,314,000
Total general and administrative expenses	9,370,000	7,861,000	28,171,000	24,438,000
Income from operations	2,380,000	1,394,000	3,054,000	3,044,000

Other income (expense), net:
Interest income	1,000	3,000	5,000	9,000
Interest expense	(21,000)	(11,000)	(53,000)	(37,000)
Other, net	8,000	(3,000)	5,000	17,000
Total other expense, net	(12,000)	(11,000)	(43,000)	(11,000)
Income before income taxes	2,368,000	1,383,000	3,011,000	3,033,000

Income tax expense	203,000	595,000	402,000	595,000
Net income	$2,165,000	$788,000	$2,609,000	$2,438,000

Earnings per share:
Basic	$0.30	$0.11	$0.36	$0.34
Diluted	$0.29	$0.11	$0.35	$0.34

Weighted-average shares outstanding:
Basic	7,267,000	7,236,000	7,258,000	7,229,000
Diluted	7,468,000	7,318,000	7,478,000	7,274,000

WILLDAN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30, 2011	October 1, 2010
Cash flows from operating activities:
Net income	$2,609,000	$2,438,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash revenue from subcontractor settlement	(902,000)	—
Depreciation and amortization	733,000	752,000
Lease abandonment expense (recovery), net	9,000	(62,000)
Loss (gain) on sale of equipment	1,000	(17,000)
Provision for doubtful accounts	131,000	259,000
Stock-based compensation	148,000	180,000
Changes in operating assets and liabilities:
Accounts receivable	(402,000)	(1,578,000)
Costs and estimated earnings in excess of billings on uncompleted contracts	(5,075,000)	(5,259,000)
Income tax receivable	—	(4,000)
Other receivables	(66,000)	(165,000)
Prepaid expenses and other current assets	709,000	391,000
Other assets	12,000	(92,000)
Accounts payable	1,546,000	1,487,000
Accrued liabilities	3,653,000	2,817,000
Billings in excess of costs and estimated earnings on uncompleted contracts	115,000	245,000
Deferred lease obligations	(158,000)	(97,000)
Net cash provided by operating activities	3,063,000	1,295,000

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(309,000)	(363,000)
Proceeds from sale of equipment	6,000	31,000
Payments for business acquisition	(2,733,000)	(2,103,000)
Net cash used in investing activities	(3,036,000)	(2,435,000)

Cash flows from financing activities:
Changes in excess of outstanding checks over bank balance	(234,000)	335,000
Payments on notes payable	(48,000)	(20,000)
Proceeds from notes payable	23,000	—
Borrowings under line of credit	22,682,000	8,970,000
Repayments on line of credit	(20,762,000)	(8,970,000)
Principal payments on capital lease obligations	(152,000)	(102,000)
Proceeds from stock option exercise	4,000	—
Proceeds from sales of common stock under employee stock purchase plan	93,000	87,000
Net cash provided by financing activities	1,606,000	300,000
Net increase (decrease) in cash and cash equivalents	1,633,000	(840,000)
Cash and cash equivalents at beginning of the period	6,642,000	8,445,000
Cash and cash equivalents at end of the period	$8,275,000	$7,605,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$51,000	$35,000
Income taxes	51,000	5,000

Supplemental disclosures of noncash investing and financing activities:
Equipment acquired under capital lease obligations	$159,000	$88,000

SOURCE:  Willdan Group, Inc.

Contact:

Willdan Group, Inc.

Kimberly Gant

Chief Financial Officer

Tel: 714-940-6300

kgant@willdan.com

or

Financial Profiles, Inc.

Moira Conlon

Tel: 310-478-2700 x11

mconlon@finprofiles.com